Form 5


Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

Form 3 Holdings Reported

X

Form 4 Transactions Reported

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549


ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP




Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 OMB APPROVAL

OMB Number: 3235-0362
Expires: PENDING

Estimated average burden
hours per response...1.0



1.

Name and Address of Reporting Person*

2.

Issuer Name and Ticker or Trading Symbol

I-Sector Corporation (ISEC) 6.

Relationship of Reporting Person(s) to Issuer

(Check all applicable)

---
Director

---
10% Owner

  X

Officer
(give title below)
---
Other
(specify below)

---------------------

(Last)
(First)
(Middle)
Winstead, Patricia L

3.

I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4.

Statement for Month/Year

12/2001

(Street)
6401 Southwest Freeway
Houston, Tx 77074

5.

If Amendment, Date of Original (Month/Year)

7.

Individual or Joint/Group Reporting
(check applicable line)

_X_

Form Filed by One Reporting Person

---
Form Filed by More than One Reporting Person

(City)
(State)
(Zip)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned 1.

Title of Security
(Instr. 3)

2.

Trans-action Date (Month/ Day/ Year)

3.

Trans-action Code
(Instr. 8)

4.

Securities Acquired (A) or Disposed of (D)
(Instr. 3, 4 and 5)

5.

Amount of Securities Beneficially Owned at the end of Issuer's Fiscal Year (Instr. 3 and 4)

6.

Owner-ship Form: Direct (D) or Indirect (I)
(Instr. 4)

7.

Nature of Indirect Beneficial Ownership
(Instr. 4)




Amount

(A) or (D)
Price

Common Stock

06/13/2001
P4

3000
A

1.1753

D

Common Stock

10/11/2001
P4

2800
A

  .81

D

Common Stock

10/19/2001
P4

  200
A

  .81
6000

D

* If the form is  filed  by more  than one  reporting  person,  see  instruction
4(b)(v).

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts calls warrants options, convertible securities)
1.
Title of Derivative Security
(Instr. 3)

2.

Conver- sion or Exercise Price of Derivative Security

3.

Trans- action Date (Month/ Day/ Year)

4.

Trans- action Code
(Instr. 8)

5.

Number of Derivative Securities Acquired (A) or Disposed of (D)
(Instr. 3, 4 and 5)

6.

Date Exercisable and Expiration Date (Month/Day/Year)

7.

Title and Amount of Underlying Securities
(Instr. 3 and 4)

8.

Price of Derivative Security
(Instr. 5)

9.

Number of Derivative Securities Beneficially Owned at End of Year
(Instr. 4)

10.

Ownership of Derivative Security: Direct (D) or Indirect (I)
(Instr. 4)

11.

Nature of Indirect Beneficial Ownership
(Instr. 4)





(A)
(D)
Date Exercisable
Expiration Date
Title

Amount or Number of Shares

Explanation of Responses:


__/s/Patricia L. Winstead__________
**Signature of Reporting Person

__________03/21/2001______

Date

**
Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:
File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.